Exhibit 21.1

                           SUBSIDIARIES OF THE COMPANY


The following are wholly-owned subsidiaries of MOCON, Inc.:

Name of Entity                                 Jurisdiction of Organization
--------------                                 ----------------------------

Microanalytics Instrumentation Corp.           Texas
Lab Connections, Inc.                          Minnesota
Baseline-MOCON, Inc.                           Colorado
MoCon FSC, Inc.                                Barbados